                         CONSENT OF INDEPENDENT AUDITORS




We consent to the incorporation by reference in the Registration Statement on Form S-8, bearing Registration No. 33-32994, and the Registration Statement on Form S-3, bearing Registration No. 33-38529, and the Registration Statement on Form S-8, bearing Registration No. 33-93560, and the Registration Statement on Form S-8, bearing Registration No. 333-89881, of our report, dated June 12, 2000, appearing on page 19 of this Annual Report on Form 10-KSB, on the consolidated financial statements of Comtrex Systems Corporation and subsidiaries appearing on pages 21 to 37 of this Annual Report on Form 10-KSB for the year ended March 31, 2000.



                                           DRUCKER, MATH & WHITMAN, P.C.

North Brunswick, New Jersey
June 27, 2000











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